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                                                                     EXHIBIT 5



                                October 31, 1996


IDEX Corporation
630 Dundee Road, Suite 400
Northbrook, Illinois 60065-3001

         Re: Registration Statement on Form S-3 of
             IDEX Corporation

Ladies and Gentlemen:

         We have acted as your special counsel in connection with the above-captioned Registration Statement (the "Registration Statement") with respect to the offer and sale of up to 75,700 shares of common stock of IDEX Corporation, par value $.01 per share (the "Shares"), by a certain shareholder, Mitchell H. Saranow.

         We are familiar with the proceedings taken by you in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as orginals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

         Subject to the foregoing, it is our opinion that the Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus included therein under the caption, "Legal Matters."


                                        Very truly yours,



                                        /S/ Latham & Watkins